Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings For Fiscal 2006 First Quarter

    INDIANAPOLIS--(BUSINESS WIRE)--March 24, 2006--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for the first quarter of fiscal 2006.
    For the quarter ending February 28, 2006, consolidated net sales increased 51.7% to $6,465,597 from $4,260,799 achieved in the first quarter of fiscal 2005. The Company had first quarter consolidated net income of $379,672, an increase of 59.8% over the $237,635 earned in the comparable period. On a fully diluted per share basis, net income was $.12 in the current quarter compared to $.09 last year.
    Sales of Coatings increased over 19% and Equipment and Parts sales were up over 17%. Additionally, the Company generated $1,388,654 of Rehabilitation revenue and $43,611 of Licensee revenues in the current period. Rehabilitation revenue is comprised of revenues from the rehabilitation, renewal and replacement of plumbing lines. Licensee revenue is comprised of license fees, equipment rental as well as other value added services.
    During the 4th Quarter of Fiscal 2005, the Company conducted its operations through its GlasCraft, Inc. and Raven Lining Systems, Inc. subsidiaries and through the newly acquired CuraFlo Companies. On December 1, 2005 the Company completed the reconfiguration of its business units to integrate the CuraFlo Companies. The Company now conducts operations through three wholly owned subsidiaries GlasCraft Inc., Cohesant Materials Inc., and CIPAR Inc. (Cohesant Infrastructure Protection and Renewal). The Company will continue to report the four revenue categories - Coatings, Equipment and Parts, Licensee and Rehabilitation and Renewal Services -- that it reported in the 4th Quarter of 2005.
    GlasCraft is little changed by this reconfiguration. GlasCraft manufactures, markets and sells high-quality equipment for metering, mixing and dispensing a wide variety of construction and other chemicals.
    Cohesant Materials manufactures, markets and sells corrosion protection and other specialty coatings used in the protection, renewal and rehabilitation of infrastructure. Cohesant Materials represents the research and development and manufacturing arms of the former Raven Lining Systems subsidiary along with a Sales and Marketing focus on developing new markets for its AquataPoxy products. Currently, a majority of Cohesant Materials' sales are to the Company's CIPAR subsidiary.
    Finally, CIPAR accounts for both our Licensee revenue and our Rehabilitation and Renewal Services (Rehabilitation) revenue. CIPAR was formed through a combination of the licensing side of the former Raven Lining Systems subsidiary and the acquired CuraFlo licensing business. CIPAR also includes the acquired CuraFlo Rehabilitation and Renewal Services businesses.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "I am pleased to report a strong start to our fiscal year. Our new CIPAR segment had a strong and positive impact on the quarter's results. CIPAR supports both the CuraFlo and Raven Lining Systems brands. Additionally, we experienced significant year over year growth in the GlasCraft segment which achieved $3MM sales for the first time in the first Quarter. In addition, Cohesant Materials, on a pro-forma basis, outperformed the same quarter last year. Finally, despite a deliberate slow down on new licensing activity to enable us to realign the CuraFlo licensing model with our long term goals, the acquired CuraFlo businesses also outperformed last year."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispensing equipment and specialty coating products, performs renewal and rehabilitation of plumbing lines and licenses proprietary technology in the renewal and rehabilitation markets, under the Cohesant Materials, CuraFlo, GlasCraft, and Raven trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets.


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                 February 28, 2006  February 28, 2005
----------------------------------------------------------------------
Net sales                            $6,465,597         $4,260,799

Income before income taxes              612,376            383,284

Net income                             $379,672           $237,635

Basic and diluted net income per
 share                                    $0.12              $0.09

Average number of common
 shares outstanding:
 Basic                                3,123,263          2,624,798
 Diluted                              3,235,496          2,735,263


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611